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                                                                      EXHIBIT 99

List of Pending Cases

     In addition to those pending cases previously reported in Exhibit 99 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Exhibit 99 of the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, Registrant has been named as a defendant in the following smoking and health proceedings:

     Wilder, et al., Marilyn v. The American Tobacco Company, et al., U.S. District Court, Eastern District, Texas, Rusk County, Case No. 2001-066, September 24, 2001

List of Terminated Cases

     The following smoking and health proceedings have been terminated and were not previously reported as such:

     Lopez, Victoria, et al. v. R.J. Reynolds Tobacco Company, et al., U.S. District Court, Eastern District of Louisiana, Case No. 01-0000, June 21, 2001